Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Diplomat Pharmacy, Inc.

Flint, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 27, 2014, except for Note 15 which is as of September 17, 2014, relating to the consolidated financial statements of Diplomat Pharmacy, Inc. appearing in its registration statement on Form S-1, as amended (File No. 333-197224).

We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 18, 2014, relating to the consolidated financial statements of MedPro Rx, Inc. appearing in Diplomat Pharmacy, Inc.’s registration statement on Form S-1, as amended (File No. 333-197224).

/s/ BDO USA, LLP

Troy, Michigan

October 10, 2014